DC1DOCS1\0081860.01
                             -1-


ACE*COMM CORPORATION
704 Quince Orchard Road
Gaithersburg, Maryland 20878


NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The Annual Meeting of Stockholders of ACE*COMM
Corporation (the "Company"), will be held at ACE*COMM
Corporation, 704 Quince Orchard Road, Gaithersburg, MD
20878, on November 17, 1998, at 10:00 a.m. local time for the following purposes:

                    1.   To elect one Class II director and
               one Class III director, to serve until the 2001 and 1999 Annual Stockholders' Meetings, respectively, and until their successors are elected and qualify;

                    2.   To consider and act upon a proposal
               to adopt the ACE*COMM Qualified Employee
               Stock Purchase Plan;

                    3.   To consider and act upon a proposal
               to ratify the appointment of
               PricewaterhouseCoopers LLP as the Company's independent auditors for the fiscal year ending June 30, 1999; and

                    4.   To consider and act upon such other
               business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on October 19, 1998, as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting.

     All stockholders are cordially invited to attend the meeting in person. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and will avoid added solicitation costs.


                                   By Order of the Board of
Directors

                                   LORETTA L. RIVERS
                                   Secretary

October 20, 1998
Gaithersburg, Maryland

ACE*COMM CORPORATION
704 Quince Orchard Road
Gaithersburg, Maryland 20878


PROXY STATEMENT

Annual Meeting of Stockholders
November 17, 1998


SOLICITATION OF PROXIES


     The enclosed proxy is solicited by the Board of Directors of ACE*COMM Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on November 17, 1998 and at any and all adjournments or postponements thereof. It is anticipated that such proxy, together with this Proxy Statement, will be first transmitted to the Company's stockholders on or about October 20, 1998. All shares represented by each properly executed, unrevoked proxy received in time for the meeting will be voted. Any proxy given may be revoked at any time prior to its exercise by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

     In addition to use of the mails, proxies may be solicited, in person and by telephone, by regular employees of the Company, who will not receive any additional compensation for such solicitation. Any cost of solicitation of proxies will be borne by the Company.

EQUITY SECURITIES AND CERTAIN HOLDERS THEREOF

     Stockholders of record at the close of business on October 19, 1998, are entitled to vote at the meeting (the
"Record Date"). As of the Record Date, the Company had outstanding 8,869,025 shares of ACE*COMM Corporation Common
Stock. Stockholders of shares are entitled to one vote for each share held and will vote as a single class on each matter to be considered at the meeting. The presence in person or by proxy of the stockholders entitled to cast a majority of the votes at the meeting is required to constitute a quorum for the transaction of business.

     The following table sets forth certain information with respect to the beneficial ownership of Common Stock for (i) each of the Company's directors and nominees, each of the Company's executive officers named in the Summary Compensation Table below (see "Executive Compensation and Other Information"), and all directors, nominees and executive officers of the Company as a group, and (ii) each person known by the Company to own more than 5% of the Company's Common Stock as of October 1, 1998, based solely on the contents of Schedules 13D and 13G filed with the Securities and Exchange Commission as of such date.

     "Beneficial ownership" is determined in accordance with Rule 13d-3(d)(1) of the Securities Exchange Act of 1934 and includes as to each officer of the Company any options to purchase shares of Company Common Stock which are exercisable within 60 days of October 1, 1998. Except as indicated in the footnotes to this table, the Company believes that the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them, subject to community property laws where applicable.

Name and Address(1)     Amounts and Nature   Percent of
                        of Ownership         Outstanding
                                             Shares
Directors, Nominees and
Officers
George T. Jimenez       2,211,606(2)         24.69%

Gilbert A. Wetzel       39,500(3)            *

Gary P. Golding         2,628(4)             *

Paul G. Casner, Jr.     29,000(5)            *

Thomas V. Russotto      143,089(6)           1.61

S. Joseph Dorr          507,895(7)           5.70

William R. Newlin       70,238(4)            *

All Directors, Nominees 3,043,776(4)(8)      33.59
and Executive Officers
as a group (8 persons)

Other 5% Stockholders
Amerindo Investment     1,254,700            14.15
Advisors Inc.
One Embarcadero Center,
Suite 2300
San Francisco,
California 94111

CEO Venture Fund II     1,254,546(9)         14.14
2000 Technology Drive
Pittsburgh,
Pennsylvania  15219

___________________
*Less than one percent of stock outstanding.

(1)  Unless otherwise indicated, the address is c/o ACE*COMM
     Corporation, 704 Quince Orchard Road, Gaithersburg,
     Maryland 20878 and the designated owner has voting and investment power with respect to the shares.

(2) Includes 88,644 shares issuable upon the exercise of options. Does not include 950 shares held by his mother-in-law, as to which his wife has voting and investment power and as to which Mr. Jimenez disclaims beneficial ownership.

(3) Includes 12,000 shares issuable upon the exercise of options.

(4) As to Messrs. Golding and Newlin, includes only shares held individually. Does not include shares held by CEO
     Venture Fund II (see note 9).

(5) Includes 13,500 shares issuable upon the exercise of options.

(6) Includes 12,462 shares issuable upon the exercise of options.

(7) Includes 43,753 shares issuable upon the exercise of options.

(8) Includes 192,372 shares issuable upon the exercise of options.

(9) Includes 1,254,546 shares held by CEO Venture Fund II. Does not include the following shares held directly:
     70,238 shares by William R. Newlin, 32,888 shares by James Colker, 2,628 shares by Gary P. Golding and 44,000 shares by E. R. Yost. Mr. Colker and Newlin Management Associates II ("CNMA II"), as the general partner of CEO Venture Fund II, exercise voting and investment power with respect to the 1,254,546 shares held by CEO Venture Fund II. Messrs. Colker and Newlin, as managing general partners of CNMA II, exercise shared voting and investment power with respect to these shares and Messrs. Golding, E.R. Yost and G.F. Chatfield, as general partners of CNMA II, exercise shared investment power with respect to these shares. CNMA II and Messrs. Colker, Newlin, Golding, Yost and Chatfield disclaim beneficial ownership of the shares held by CEO Venture Fund II other than to the extent of its or his individual partnership interest.

ELECTION OF DIRECTORS

     The Board of Directors has nominated Paul G. Casner,
Jr. for election as a Class II director and William R.
Newlin for election as a Class III director.

     The directors are divided into three classes, denominated as Class I, Class II, and Class III, with the terms of office of each Class expiring at the 2000, 1998 and 1999 annual meetings of stockholders, respectively. At each annual meeting, directors elected to succeed those directors whose terms expire shall be elected for a term to expire at the third succeeding annual meeting of stockholders after their election. Directors otherwise elected by the stockholders are elected for a term expiring upon expiration of the term of the Class to which he was elected. The directors are divided into classes as follows: Class I:
Gary P. Golding and Gilbert A. Wetzel; Class II: Paul G. Casner, Jr.; Class III: George T. Jimenez. The Board comprises five directors. Mr. Newlin was elected by the Board as a Class III director to fill a vacancy on the Board, effective as of immediately prior to the Annual Meeting. Mr. Golding will resign effective as of immediately following the Annual Meeting. There are no family relationships among any of the Company's directors and executive officers.

     Shares represented by the enclosed proxy are intended to be voted at the Annual Meeting of Stockholders to be held on November 17, 1998, unless authority is withheld, for the election of Paul G. Casner, Jr. as a Class II director, and of William R. Newlin as a Class III director. Messrs. Casner and Newlin each has consented to the nomination and has informed the Company that he will be available to serve as a director. If either nominee should not be available for election, the persons named as proxies may vote for other persons in their discretion.

     The Board of Directors recommends a vote FOR the nominees for director.

                 Directo  Class
Name of    Age   r Since  of       Recent Business Experience
Director                  Directo
or                        r
Nominee

George T.     6  1983    III      Chief Executive Officer of
Jimenez       2                   the Company, since 1996, and
                                  President and Treasurer of
                                  the Company since 1983.

Paul G.       6  1983    II       President of DRS Electronic
Casner,       0                   Systems Group, a division of
Jr.                               DRS Technologies, Inc., a
                                  defense electronics
                                  corporation, since 1994; and
                                  Chairman and Chief Executive
                                  Officer of Technology
                                  Applications & Service
                                  Company from March 1991 to
                                  September 1993.

Gilbert       6  1992    I        Executive Vice President,
A. Wetzel     6                   Right Management
                                  Consultants, an
                                  international human
                                  resources consulting firm,
                                  since 1994; retired Chairman
                                  and Chief Executive Officer
                                  of Bell of Pennsylvania and
                                  Diamond State Telephone and
                                  founder and retired Chief
                                  Executive Officer of
                                  Geographic Business
                                  Publishers, Inc.

William       5  1998    III      President and Chief
R. Newlin     7                   Executive Officer of
                                  Buchanan Ingersoll
                                  Professional Corporation
                                  (attorneys at law) since
                                  1980.  Co-founder and
                                  Managing General Partner of
                                  the CEO Venture Funds
                                  (private venture capital
                                  funds).  Chairman of the
                                  Board of Directors of
                                  Kennametal Inc., a producer
                                  of cutting tools and wear-
                                  resistant parts, and of JLK
                                  Direct Distribution Inc., a
                                  metalworking and industrial
                                  supply business.  Director
                                  of Black Box Corporation,
                                  National City Bank of
                                  Pennsylvania, and
                                  Parker/Hunter Incorporated.

     Information as to the directors' or nominees' beneficial ownership of Common Stock is set forth above, under "Equity Securities and Certain Holders Thereof."

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews any internal audits the Company may perform. The current members of the Audit Committee are Messrs. Golding, Wetzel and Casner. The Audit Committee met two times during fiscal 1998. The Compensation Committee reviews the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's Amended and Restated Omnibus Stock Plan (the "Stock Plan"). The current members of the Compensation Committee are Messrs. Golding, Wetzel and Casner, none of whom is employed by the Company. The Compensation Committee met three times during fiscal 1998.

     During fiscal year 1998, the Board of Directors held thirteen meetings. All of the Directors were in attendance at more than 75% of the Board meetings and each of the Committee meetings of which he was a member.

     Directors received $8,000 each for fiscal 1998 and will receive $12,000 each for fiscal 1999 and for each fiscal year thereafter, payable in quarterly installments, and are reimbursed for their travel expenses in attending Board and Committee meetings. In addition, upon his election or appointment to serve, each director receives an option to purchase 3,000 shares of the Company's Common Stock for each year such director is elected or appointed to serve, at an exercise price equal to the fair market value on the date of grant, pursuant to the Amended and Restated Directors' Plan. Each option becomes exercisable in equal installments of 3,000 shares on each anniversary of the date of grant, provided that the option holder still serves as a director on such date or, if he ceases to be a director (other than by reason of termination for cause) within 45 days prior to such date, he has served as a director for at least 12 consecutive months as of such date. Each option expires upon the earlier of five years from the date of grant, the expiration of six months following death, resignation or removal other than for cause, and, immediately, upon removal of a director for cause. If elected, Messrs. Casner and Newlin would each be granted on the date of the Annual Meeting an option to purchase 9,000 and 3,000 shares of Common Stock, respectively.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Compensation Committee Report

     The Company's officer compensation policy is to offer a package that includes a competitive salary, an incentive bonus based upon achievement of the Company's financial objectives and of individual performance goals, and competitive benefits. The Company also encourages broad-based employee ownership of Company stock through a stock option program in which key employees are eligible to participate.

     The Company's compensation policy for officers is similar to that for other employees, and is designed to promote continued performance and attainment of corporate and personal goals.

     The Compensation Committee of the Board of Directors (comprised entirely of non-employee directors) reviews and approves individual officer salaries, bonus plan financial performance goals, bonus plan allocations, and stock option grants. The Committee also reviews guidelines for compensation, bonus, and stock option grants for all employees. Based on the advice of an independent consulting firm, the Compensation Committee has established the following compensation guidelines: (i) to enable the Company to attract highly qualified executives and management talent from within the telecommunications and other relevant industries, (ii) to retain top performers and ensure future management continuity, (iii) to reward achievement of the Company's strategic goals and financial targets, and (iv) to provide compensation that is consistent with marketplace competitiveness for companies of similar size, Company and individual performance, and stockholder returns.

     Officers of the Company are paid salaries in line with their responsibilities and experience. These salaries are structured to be within the range of salaries paid by competitors in the telecommunications and other relevant industries. Competitors selected for salary comparison purposes may differ from the companies included in the comparative performance indexes in the Performance Graph below.

     Officers also participate in a cash bonus plan. Each officer other than the Chief Executive Officer is eligible to receive a discretionary cash bonus of up to 10% of base salary based upon achievement of certain subjective performance goals established for each individual by the Chief Executive Officer. Officers are also eligible for financial performance bonuses of up to a pre-determined 65-75% of base salary, with amounts payable based on the level of achievement of predetermined corporate revenue and pre-tax income goals and, in the case of officers with divisional profit and loss responsibility, divisional revenue and operational profit goals. The maximum total bonus under the Executive Bonus Plan is 75% of base salary. Under a deferral plan (the "Bonus Deferral Plan"), the Compensation Committee has the right to cause deferral of the payment of any or all of the bonus to which the officer otherwise would be entitled, except such portion as is attributable to achievement of cash flow targets. Deferred bonuses are payable to the extent vested, on the October 1 which follows the third anniversary of the end of the fiscal year for which the bonus was awarded, or earlier termination of employment. One third of the deferred amount vests on October 1 which follows the first anniversary of the end of the fiscal year with respect to which the bonus was payable, and one third each vests on the second and third October 1 thereafter, provided that the employee remains in the employ of the Company as of such vesting date, and subject to acceleration under certain circumstances, including a change of control or termination of the employee by the Company without cause (as defined in the plan). Pursuant to the terms of the Bonus Deferral Plan, the Compensation Committee elected to defer payment of all bonuses otherwise payable to executive officers for fiscal 1997 performance. Because the Company did not meet the predetermined revenue and pre-tax income goals established for fiscal 1998, the officers did not receive any cash bonuses for that period.

     Stock option grants to officers are designed to promote success by aligning the officers' financial interests with long-term stockholder value and by providing an incentive for individual long-term performance and the achievement of short-term financial performance of the Company. Grants of stock options are based on various subjective factors primarily relating to the responsibilities of the individual officers, and also to their expected future contributions and prior option grants. Generally, officers are granted performance options which vest and become exercisable six to eight years from the date of grant, subject to earlier, accelerated vesting. For officers other than the CEO, a portion of the option shares is subject to such accelerated vesting based on the level of achievement of predetermined corporate revenue and pre-tax income goals and, in the case of officers with divisional profit and loss responsibility, divisional revenue and operational profit goals and, a portion of the option shares is subject to such accelerated vesting based on the achievement of certain subjective individual performance goals established by the CEO. Performance options which vest as a result of acceleration become exercisable over three years, provided that the officer remains in the continuous employ of the Company.

     Performance options granted to officers in fiscal 1997 were subject to accelerated vesting based on the achievement of certain performance targets (referred to above) for fiscal 1997. Based on the Company's results for fiscal 1997, only a portion of the 1997 options was accelerated. For fiscal 1998, the unvested portion of the 1997 performance options was amended to allow accelerated vesting based on performance targets for fiscal 1998. Additional performance options were granted in fiscal 1998 subject to accelerated vesting based upon achievement of the 1998 performance targets and, as to officers other than the CEO, the achievement of certain subjective individual performance criteria established by the CEO. Based on the Company's results for 1998, none of the performance options containing the 1998 performance targets was accelerated.

     In April 1998, in order to assist the Company in conserving cash, Mr. Jimenez and the other executive officers volunteered to accept a reduced salary for the balance of the fiscal year. The amounts received in fiscal 1998 set forth in the Summary Compensation Table below reflect such reductions. In return for such reductions, the Company issued to the officers in April 1998 additional options which become exercisable to the extent of 25% of the options over each of the four fiscal calendar quarters following the date of grant. The options are reflected in the "Option Grants" table below.

     As noted above, the Company's compensation policy is based primarily upon the practice of pay-for-performance.
Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to Named Executive Officers. The Committee currently believes that the Company should be able to continue to manage its executive compensation program for Named Executive Officers so as to preserve the related federal income tax deductions.

     The Compensation Committee annually reviews and approves the compensation of George Jimenez, the Chief Executive Officer. Mr. Jimenez participates in the bonus plan, with his bonus tied to corporate revenue and pre-tax income goals. His maximum possible bonus for fiscal 1998 was 75% of his base salary. Based on the Company's performance for fiscal 1998, Mr. Jimenez was awarded no cash bonus for fiscal 1998. Mr. Jimenez received performance options subject to accelerated vesting based on the level of achievement of predetermined corporate revenue and pre-tax income goals. Based on the Company's results for fiscal 1997, only a portion of his 1997 performance options was accelerated. For fiscal 1998, the unvested portion of the 1997 options was amended to allow accelerated vesting based on performance targets for fiscal 1998. He was granted additional performance options in fiscal 1998 subject to accelerated vesting based upon achievement of the 1998 performance targets (see "Option Grants" below). Based on the Company's results for 1998, none of such performance options was accelerated.

                         COMPENSATION COMMITTEE

                         Paul G. Casner, Jr.
                         Gary P. Golding
                         Gilbert A. Wetzel

Cash Compensation
     Cash compensation paid or accrued for services in all capacities for 1996, 1997 and 1998 fiscal years for the Chief Executive Officer and each of the other four most highly compensated present and former executive officers of the Company whose salary and bonus exceeded $100,000 (the
"Named Executive Officers") is set forth in the following table.

Summary Compensation Table

                                              Long-
                                              Term
                  Annual Compensation(1)      Compensa
                  __________________________  tion
                  __________                  Awards
                                              ________
                                              ____

Name              Fis- Salary  Bonus  Other   Number    All
and               cal  (2)            Annual  of        Other
Principal         Yea                 Compen- Shares    Compen-
Position          r                   sation  Underlyi  sation
                                      (3)     ng        (5)
                                              Options(
                                              4)
George T. Jimenez 199  $155,6  $0     --      26,628    $11,52
President, Chief  8    54      173,1  --      32,637    1
Executive Officer 199          14(6)  --      71,384    15,046
and Chairman of   7    190,00  54,07                    15,778
the Board         199  0       9
                  6
                       158,00
                       0


Thomas V.         199  157,68  0      --      17,445    1,453
Russotto          8    8       96,63  --      26,922    4,420
Vice President of 199  145,00  2      --      69,071    5,851
Operations        7    0       67,60
                  199  121,00  1
                  6    0

S. Joseph Dorr    199  117,42  0      --      10,331    1,253
Vice President of 8    1       65,36  --      19,704    4,088
Sales             199  128,20  2      --      36,753    4,526
                  7    0       37,28
                  199  120,00  1
                  6    0

James M. Moore(7) 199  121,52  0      $13,54  0         0
Vice President of 8    2       52,48  6       16,691    0
Marketing         199  132,20  6      26,255  81,000    0
                  7    0       0      --
                  199  129,00
                  6    0

Jeffrey S.         199  124,08  0      --      0         0
Simpson(7)        8    0       48,51  --      11,477    0
Vice President of 199  122,20  5      --      --        --
Finance           7    0       --
                  199  --
                  6

(1) Includes salary deferrals under the Company's 401(k) plan and, as to fiscal 1997, bonus amounts deferred by the Compensation Committee under the Bonus Deferral Plan, vesting over three years (subject to acceleration in the event of termination without cause, or death, disability or change of control) and payable to the extent vested on the earlier of October 1, 2000, or the termination of the officer's employment with the Company.

(2)  For 1998, reflects a voluntary reduction in salary (see
"_Compensation Committee Report").

(3) Comprises certain relocation expenses. Does not include perquisites and personal benefits aggregating less than 10% of the officer's salary and bonus.

(4)  For fiscal 1996, includes options granted in fiscal
     1997 for performance in fiscal 1996, based on the Company's previously existing compensation program.

(5) Consists of, as to fiscal 1996 and 1997, Company contributions to the Company's 401(k) plan on behalf of each Named Executive Officer and, as to all fiscal years, amounts paid in connection with a life insurance policy for Mr. Jimenez and disability insurance policies for certain Named Executive Officers. For fiscal 1998, the amounts paid were as follows: (i) Mr. Jimenez, $6,975 for life insurance and $4,546 for disability insurance; (ii) Dr. Russotto, $1,453 for disability insurance, and (iii) Mr. Dorr, $1,253 for disability insurance.

(6) Includes one-time cash bonus of $75,000 for performance in connection with the Company's initial public offering of stock, payment of which was deferred (See note (1)).

(7)  Messrs. Moore and Simpson resigned during fiscal 1998.
     See "_Employment Agreements, Change in Control and
     Separation Arrangements."

Option Grants

     The following table shows, as to the Named Executive
Officers, the options to purchase Common Stock granted by the Company in fiscal 1998.

Option Grants in Last Fiscal Year

              Individual Grants

              Number    Percentag                Potential
              of        e of                     Realizable Value
              Shares    Total     Exerc          at Assumed Rates
              Underlyi  Options   ise    Expirat of Stock Price
 Name         ng        Granted   Price  ion     Appreciation for
              Options   to        Per    Date    Option Term(1)
              Granted   Employees Share
                        in Fiscal                 0%          5%
                        1998                     10%

George T.     10,711(2) 1.52%     $6.31  4/29/08 $0  $42,5 $107,7
 Jimenez      15,917(3) 2.26      3      1/28/08 0   25    67
                                  6.438              64,43 163,29
                                                     2     6
Thomas V.     1,456(2)  0.21      6.313  4/29/08 0   5,781 14,649
 Russotto     15,989(3) 2.27      6.438  1/28/08 0   64,72 164,03
                                                     4     5
S. Joseph     3,408(2)  0.48      6.313  4/29/08 0   13,53 34,289
 Dorr         6,923(3)  0.98      6.438  1/28/08 0   0     71,025
                                                     28,02
                                                     4
James M.      0         0         0
 Moore
Jeffrey S.    0         0         0
 Simpson

_____________________________

(1) Amounts are based on the 0%, 5%, and 10% annual compounded rates of appreciation of the Common Stock price from the date of grant, prescribed by the Securities and Exchange Commission, and are not intended to forecast future appreciation of the Company's Common Stock. The prices of the Common
     Stock, assuming such annual compounded rates of appreciation over the term of the option, would be as follows:

     Exercise price           Term of Option 0%   5%    10%
    $  6.438       10 years   $0   $10.487 $16.699
       6.313       10 years     0   10.283  16.374

(2) Options vest and become exercisable in one-quarter increments as of 6/30/98, 9/30/98, 12/31/98 and
     3/31/99, provided that the officer is then employed by the Company (or sooner, under certain circumstances such as a change of control of the Company).

(3) Options subject to vesting in full or in part as of 10/1/98, based on the Company's achievement of previously established performance targets and certain subjective performance targets for fiscal year 1998. Based on the Company's results, the vesting of none of such options was accelerated. Accordingly, under the terms of the options, one-third of option shares will become exercisable on each of 1/27/04, 1/27/05, and 1/27/06, provided that the officer is then employed by the Company (or sooner, under certain circumstances such as a change of control of the Company).

Fiscal 1998 Stock Option Exercises and Year-End Option
Values

     The following table shows, as to the Named Executive
Officers, the information concerning exercises of stock options in the last fiscal year and 1998 fiscal year-end option values.

Fiscal 1998 Stock Option Exercises and Year-End Option
Values


                 Shares           Number of Shares
                 Acquir           Underlying        Value of
                 ed     Value     Unexercised       Unexercised
    Name         on     Realized( Options at        In-the-Money
                 Exerci 1)        Fiscal            Options at
                 se               Year-End          Fiscal Year-
                                                    End(2)
                                  Exercisable/Unexe Exercisable/Unexe
                                  rcis-             rcis-    able
                                  able
   George T.     142,79 $1,303,0  113,51  50,54     $166,56 $0
    Jimenez      8      85        6       6         4
   Thomas V.     0      0         6,318   38,04     0       0
    Russotto                              9
   S. Joseph     0      0         40,293  26,49     0       0
    Dorr                                  5
   James M.      0      0         0       0         0       0
    Moore
   Jeffrey S.    0      0         981     10,49     0       0
    Simpson                               6

__________

(1) Value realized represents the positive spread between the respective exercise prices of the exercised options and the fair market value per share on the respective dates of exercise.

(2) Value for "in-the-money" options represent the positive spread between the respective exercise prices of outstanding options and the market price on June 30, 1998.

Employment Agreements, Change in Control and Separation
Arrangements

     The Company currently has no employment contracts with any of the Named Executive Officers, and the Company has no compensatory plan or arrangement with such Named Executive
Officers where the amounts to be paid exceed $100,000 and which are activated upon resignation, termination or retirement of any such executive officers or upon a change in control of the Company.

     The Company entered into a Separation Agreement with James Moore, pursuant to which he resigned as an officer but remained as an employee through May 30, 1998, and continued to receive salary and benefits during such period. The Company agreed to forgive over the three years beginning on January 1, 1999 a loan in the principal amount of $133,000 extended to Mr. Moore in connection with his relocation, subject to his continuing compliance with the terms and conditions of the Agreement, including non-competition and non-disclosure agreements.

     The Company entered into a separation arrangement with Jeffrey Simpson, pursuant to which he resigned as an officer but remained as an employee through July 24, 1998, and continued to receive salary and benefits during such period.

Certain Transactions

     In September 1998, Mr. Jimenez agreed that in the event that alternative financing cannot be obtained by the Company in a timely manner and that, at any time during the next twelve months the Company's working capital becomes inadequate to support the business at its then current level, he will make available through a loan guarantee or a loan, for working capital in the principal amount of up to $3.5 million (less any amounts raised by the Company after September 28, 1998, from financing activities or through the sale or pledge of assets). Such loan, if any, would bear interest at prime plus 2%, would be repayable out of the first alternate funding available to the Company or upon a change of control, if any, and would be collateralized by the assets of the Company.

     In addition, Mr. Jimenez has provided an unconditional guarantee, fully secured by cash or marketable securities, of the Company's reimbursement obligation for any amounts paid by Crestar Bank in connection with a $450,000 letter of credit issued on behalf of the Company in connection with the Company's lease of its headquarters building. The Company has agreed to reimburse Mr. Jimenez for any amounts that he is required to pay under such guarantee.

Performance Graph

     In accordance with current Securities Exchange Act of 1934 regulations, the following performance graph compares the performance of the Company's Common Stock to the Nasdaq Stock Market Index and to the Nasdaq Telecommunications Index. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at August 14, 1996 and that all dividends were reinvested. The measurement period is limited to that period during which the Company's Common Stock has been registered under Section 12 of the Securities Exchange Act of 1934 (i.e., since the initial public offering).

COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
ACE*COMM CORPORATION, NASDAQ MARKET
INDEX AND NASDAQ TELECOMMUNICATIONS INDEX




























ASSUMES $100 INVESTED ON AUGUST 14, 1996
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING JUNE 30, 1998

APPROVAL OF THE QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

     The ACE*COMM Qualified Employee Stock Purchase Plan
(the "Purchase Plan") is intended to provide eligible employees an added incentive to advance the best interests of the Company by enabling them to purchase voluntarily the Common Stock of the Company at a favorable price and on favorable terms. The Purchase Plan was declared advisable and approved by the Board of Directors of the Company on October 6, 1998. The adoption of the Purchase Plan is subject to stockholder approval. A copy of the Purchase
Plan is attached as Exhibit A. The description of the Purchase Plan that follows is qualified by reference to the full text.

     The Purchase Plan initially will be governed by the Compensation Committee. From time to time the Compensation Committee will grant to eligible employees options to purchase shares of Common Stock under the Purchase Plan through a payroll deduction program. These options will be granted initially each calendar quarter beginning on or after January 1, 1999. The term of each option will be a three-month period beginning on the day the option is granted. The term of each option and the grant dates may be revised from time to time by the Compensation Committee to semi-annual or annual periods.

     In order to participate in the Purchase Plan, eligible employees must submit an election form prior to the beginning of a calendar quarter authorizing payroll deductions to be applied towards the exercise price under their option at the end of the quarter. Amounts deducted from a participant's pay will be credited to his stock purchase account. Although the Purchase Plan authorizes deductions of up to 10% of base pay the Compensation
Committee expects initially to authorize maximum deductions of only up to 2% of base pay.

     An option will be exercised automatically on the last business day of the option period (the "exercise date"). On that date, subject to applicable amounts, the payroll deductions in the participant's stock purchase account will be used to purchase the number of full shares of Common Stock equal to the amount of such payroll deductions divided by the exercise price per share. (Any balance in a participant's stock purchase account insufficient to purchase a full share will be carried over to purchase shares in the next quarter, if the employee continues to participate in the Purchase Plan, or otherwise will be refunded without interest.) The exercise price per share will be equal to 85% of the fair market value of the Common Stock on the grant date or the exercise date, whichever is less. The fair market value of the Common Stock on any particular date is the Closing Price of the Common Stock on that date (or, if not traded on that date, the nearest prior date on which trading occurred.)

     The maximum number of shares that may be purchased under the Purchase Plan by all participants in any one calendar quarter is limited to 20,000 (plus any portion of the maximum number of shares for prior quarters that were not purchased). The maximum number of shares that may be purchased under the Plan by any one participant in a calendar quarter is limited to 600. If the maximum shares available during a quarter would otherwise be exceeded, a pro rata allocation of the shares available will be made among participants in a uniform and equitable manner. Any cash in a participant's stock purchase account in excess of the amount needed to purchase the maximum number of shares available will be refunded promptly after the exercise date without interest.

     All employees of the Company are eligible to participate in the Purchase Plan, except employees (such as Messrs. Jimenez and Dorr) who immediately after the granting of an option would own stock or have the right to purchase stock of the Company representing more than 5% of the total combined voting power of all classes of stock of the Company. On October 1, 1998, the Company had approximately 163 employees, including executive officers, who may be eligible to participate in the Purchase Plan.

     An employee's participation in the Purchase Plan shall be terminated when he or she voluntarily withdraws from the Purchase Plan; resigns or is discharged; retires or dies or takes a leave of absence. Upon termination other than for a leave of absence, all funds in a participant's account will be refunded without interest. A participant who takes a leave of absence of 90 days or less, may elect to receive a refund of contributions for the quarter or may continue to participate in the Plan. A participant who withdraws from the Purchase Plan shall be eligible to participate again in the Purchase Plan upon expiration of the option period during which he or she withdrew.

     An aggregate of 240,000 shares of authorized but unissued Common Stock of the Company has been reserved for future issuance under the Purchase Plan. In the event of a subdivision, combination or reclassification of the Common Stock, the maximum number of shares subject to the purchase Plan will be appropriately adjusted. (No adjustment will be made for a stock dividend in an amount aggregating less than 20% of outstanding shares.) All or any portion of these shares may be granted under the Purchase Plan. The Purchase Plan will be implemented on January 1, 1999, provided that it is approved by the shareholders. It is not practicable to estimate the allocation of benefits under the plan to individual employees at this time.

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant or purchase of shares under the Purchase Plan. As summarized below, a participant may become liable for tax upon disposition of the shares acquired. The character of any gain or loss upon disposition will depend upon how long the shares have been held by the participant.

     If shares are held by the participant for more than two years after the grant or if the participant dies at any time while owning the shares, the lesser of (a) the excess of the fair market value of the shares on the date of such disposition or death over the purchase price, or (b) 15% of the fair market value of the shares on the date of grant will be treated as ordinary income to the participant at the time of any disposition or for the taxable year closing with his or her death. Any further gain upon such disposition will be deemed a long-term capital gain. Under current tax laws, the maximum tax rate applicable to long term capital gains is 20%.

     If the shares are sold or disposed of before the expiration of the holding period described above, the excess of the fair market value of the shares on the exercise date over the purchase price will be treated as ordinary income to the participant at the time of disposition. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The balance of any gain will be treated as capital gain and would be deemed a long-term gain if the shares have been held more than one year.

     There are no federal income tax consequences to the Company by reason of the grant or exercise of options pursuant to the Purchase Plan. The Company is not entitled to a deduction for amounts taxed as ordinary income to a participant, except to the extent that the ordinary income is reportable by a participant upon disposition of shares before the expiration of the holding period described above.

The Board recommends a vote FOR approval of the Purchase
Plan.

SELECTION OF INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP served as independent auditors of the Company for its fiscal year ended June 30, 1998. PricewaterhouseCoopers LLP will serve as the independent auditors of the Company for the current fiscal year, subject to ratification by the stockholders. If the appointment is not ratified, the Board of Directors will appoint another firm as the Company's independent auditor for the year ending June 30, 1999. The Board of Directors also retains the power to appoint another independent auditor for the Company to replace an auditor ratified by the stockholders in the event that the Board of Directors determines that the interests of the Company require such a change.

     PricewaterhouseCoopers LLP is not presently expected to have a representative present at the meeting and, therefore, will not make a statement or respond to questions at the meeting.

     The Board of Directors recommends a vote FOR the appointment of PricewaterhouseCoopers LLP as independent auditors of the Company for the fiscal year ending June 30, 1999.

VOTE REQUIRED TO APPROVE MATTERS

     The presence in person or by proxy of stockholders entitled to cast a majority of the votes at the Annual Meeting will constitute a quorum. Votes cast by proxy or in person at the meeting will be tabulated by the inspectors of election appointed for the meeting. Proxies marked with abstentions, broker non-votes (i.e., proxies from brokers or nominees marked to indicate that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to the vote on a particular matter with respect to which the brokers or nominees do not have discretionary power to vote), and stockholders present at the meeting who abstain from voting, will be treated as present for purposes of determining the presence of a quorum.

     The election of directors requires a plurality of votes cast at the Annual Meeting. The approval of the Purchase Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company requires the affirmative vote of a majority of the votes cast at the meeting. Any abstentions or broker non-votes will be disregarded for purposes of determining approval of the aforementioned matters.

STOCKHOLDER PROPOSALS FOR THE 1999 ANNUAL MEETING OF
STOCKHOLDERS;
ADDITIONAL INFORMATION

     Stockholder proposals to be presented at the 1999 Annual Meeting of Stockholders must be received at the Company's executive offices at 704 Quince Orchard Road, Gaithersburg, Maryland 20878 by June 22, 1999 in order to be included in the Company's proxy statement relating to that meeting.

OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     As of the date of this Proxy Statement, the Company knows of no business other than that described herein that will be presented for consideration at the meeting. If, however, any other business shall come properly before the meeting, the proxy holders intend to vote the proxies in accordance with their best judgment, in their sole discretion.

                                   By Order of the Board of
Directors,



                                   LORETTA L. RIVERS
                                   Secretary
October 20, 1998